Exhibit 10(fg)


                                FINDER AGREEMENT


Finder Agreement, dated as of August 1, 2004 ("Agreement") between Artera Group, Inc., a Delaware corporation having a place of business at 20 Ketchum Street, Westport, CT 06880 ("Artera"), and Spyder Technologies Group, LLC, a Connecticut limited liability company having a place of business at 147 Leffingwell Avenue, Waterbury, CT 06710, a Federal Employer Identification Number of 32-0027124, a primary telephone number of 203-858-1915, a primary e-mail address of
jon@spydergroup.com and a primary World Wide Web site address of www.spydergroup.com ("Finder").

In consideration of the mutual promises contained in this Agreement, Artera and Finder hereby agree as follows:

1. Duties and Rights of Finder. Finder shall assist Artera in finding master distributors and resellers (collectively, "Distributors") for Artera's "Artera Turbo" service (the "Service"). Finder shall describe the Service to prospective Distributors and generate sufficient interest in the Service to set up introductory and other meetings between Artera and Finder's prospects. Such meetings shall be at times, places and manners (whether by conference, telephone, letter or otherwise) as Artera and Finder mutually determine. Finder shall be responsible for obtaining sufficient knowledge about the Service to enable Finder to describe the Service accurately and otherwise to perform its duties hereunder. Finder shall make available such time as Finder, in its sole discretion, deems appropriate for the performance of its duties under this Agreement. Finder may perform similar services for other companies during the term of this Agreement, except that Finder may not do so for companies whose products or services directly compete with the Service. All expenses incurred by Finder in performing its duties under this Agreement shall be the sole responsibility of Finder unless otherwise agreed in writing by Artera.

2.   Term and Termination.

     (a) The term of this Agreement shall commence as of the date hereof and shall continue until terminated (i) by either party via 30 days' prior written notice to the other party; or (ii) by either party via written notice to the other party for the material breach of this Agreement by the other party or for the willful misconduct or gross negligence by the other party in the course of performing under this Agreement.

     (b) In the event of a termination of this Agreement, the obligations of the parties hereunder shall cease as of termination, except (i) for obligations that accrued prior to termination; (ii) that if the termination was not by Artera under Section 2(a)(ii), Finder shall be entitled to commissions at the applicable rates in Section 3 hereof until 48 months after the date of termination or, if earlier, the date on which commissions would have ended under Section 3; (iii) any person or entity that is a Protected Account (as defined in Section 4 hereof) on the date of termination shall, for purposes of determining whether Finder's right to commissions under Section 3 is triggered, remain a Protected Account until the expiration of its Protected Account period under Section 4 and Schedule A; and (iv) as may otherwise be expressly provided in this Agreement.

3. Compensation. As sole compensation for the services provided under this Agreement, Artera shall pay Finder a monthly commission, as mutually agreed by Artera and Finder in writing and listed in Schedule B attached hereto, either as a fixed amount per End User (as defined below) or a percentage of Net Revenues (as defined below) actually received by Artera for the Service that arise out of or through agreements with Distributors reached by Artera as a result of Finder's performance under this Agreement. For purposes hereof, "End User" shall mean a client computer of an individual user configured to utilize the Service under a subscription to use the Service that arose out of or through agreements with Distributors reached by Artera as a result of

     Finder's performance under this Agreement and "Net Revenues" shall mean Service royalties received by Artera, or gross Service retail revenues less sales taxes and commissions to or deductions by Distributors and their subdistributors. Each month's commission to Finder shall be payable 30 days after the end of the calendar month in which Artera receives the Net Revenues giving rise to the commission.

4. Protected Accounts. Certain persons or entities may be "Protected Accounts" under this Agreement. For purposes of the commission rules of Section 3 hereof, a Distribution Agreement entered into by Artera with a Protected Account during the period of its Protected Account status shall automatically be deemed to have been reached as a result of Finder's performance under this Agreement. Only persons or entities with at least 25,000 potential Service end users are eligible to be Protected Accounts. Any Protected Accounts as of the date of this Agreement are set forth in Schedule A hereto. After the date hereof, Finder may in writing propose to add persons or entities to Schedule A. A person or entity so proposed shall become a Protected Account if Artera grants its written consent to the addition. Artera shall be under no obligation to grant such consent, and may condition such consent on its entering into a Distribution Agreement with the applicable Protected Account within a specified period of time or on any other conditions.

5. Confidentiality. Except to its accountants or attorneys, as required by law or upon the prior written consent of the other party hereto, (a) neither party shall disclose the terms or conditions of this Agreement to any third party and (b) Finder shall not disclose any trade secret, know-how or other proprietary information of Artera to any third party. Such confidentiality obligations shall survive the expiration or any termination of this Agreement. This confidentiality provision shall not limit the generality of any separate confidentiality or nondisclosure agreement in effect between Artera and Finder; provided, however, that if such other agreement and this provision cover the same information, the stricter of the two shall apply with respect thereto.

6. Notice. All notices under this Agreement shall be in writing and shall be deemed duly given upon delivery by hand, by fax, by recognized commercial courier or by certified mail (return receipt requested), in each case with postage or delivery charges pre-paid, as follows:

     If to Artera:                             If to Finder:
     ------------                              ------------

     Artera Group, Inc.                        Spyder Technologies Group, LLC
     20 Ketchum St.                            147 Leffingwell Ave.
     Westport, CT  06880                       Waterbury, CT 06710
     Fax:  203-226-3123                        Fax:  203-454-3094
     Attn:  Chairman & President               Attn:  Jonathan Parrella

     with a copy to:
     --------------
     Artera Group, Inc.
     20 Ketchum St.
     Westport, CT  06880
     Fax:  203-226-4338
     Attn:  General Counsel

7.   Miscellaneous.

     (a) No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof. Any provision of this Agreement that is prohibited or held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions of this Agreement.

     (b) This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Neither party may assign this Agreement nor any rights or obligations hereunder except to its affiliated entities or with the prior written consent of the other party, which consent shall not be unreasonably withheld.

     (c) Finder shall be considered an independent contractor to Artera, and nothing in this Agreement shall be construed as creating an employment, agency, partnership or joint venture relationship between the parties.

     (d) No provision of this Agreement shall be interpreted against a party solely because such party or its attorney drafted such provision.

     (e) Neither party shall be deemed in breach of this Agreement to the extent that performance of its obligations is prevented or delayed by reason of any act of God, fire, natural disaster, accident, riot, act of government, shortage of materials or supplies, failure of transportation or communication, third party nonperformance
          (including, without limitation, failure of performance by common carriers, interexchange carriers and local exchange carriers) or any other cause beyond such party's reasonable control.

     (f) This Agreement shall be construed in accordance with the laws of the State of Connecticut (U.S.), without regard to the principles of conflicts of laws thereof. Jurisdiction for any action under this Agreement shall lie solely in the Federal or state courts located in the State of Connecticut, and venue in any such action shall be proper only therein.

     (g) Except as may be expressly set forth herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements or communications between such parties with respect to such subject matter.

IN WITNESS WHEREOF, Artera and Finder have duly executed this Agreement as of the date first above written.

ARTERA GROUP, INC.                             SPYDER TECHNOLOGIES GROUP, LLC



By:  /s/  Cy Hammond                           By:  /s/  Jonathan Parrella
     -----------------------------                  ----------------------------
          Cy. E. Hammond                                 Jonathan Parrella
          Treasurer                                      President

                                                                      Schedule A
                                                                      ----------

                               PROTECTED ACCOUNTS

This Schedule A lists the Protected Accounts, including any time limitations or other conditions that apply with respect thereto. Unless otherwise specified in writing, a person or entity is a Protected Account for an initial period of two months. If a Protected Account does not enter into a Distribution Agreement with Artera during the initial period, such person or entity automatically ceases to be a Protected Account as of the end of the initial period unless Artera grants extension(s) of the period in writing. Each such extension shall be for an additional two-month period unless otherwise specified in writing. Artera shall be under no obligation to grant any such extensions. If, after the date of this Agreement, Finder proposes to add to the list of Protected Accounts or to extend a Protected Account period, Finder shall provide Artera the information set forth below, as well as the name and title of Finder's contact at the proposed Protected Account, Finder's relationship to that contact, an estimate of the number of potential Service end users for the Protected Account and such other information as is requested by Artera. Any inaccuracy or error contained in a proposal by Finder to add to the list of Protected Accounts or to extend a Protected Account period shall void the addition or extension, notwithstanding any consent to the addition or extension by Artera.


                                         Start Date                 Extended End
Name of Protected       Division             As        End Date As     Date As
    Account                or             Protected     Protected     Protected
(Person or Entity)   Geographical Area     Account       Account       Account
------------------   -----------------     -------       -------       ---------

                                                                      Schedule B
                                                                      ----------

                           MUTUALLY AGREED COMMISSIONS


                             Commission
                             Percentage    Number   Agreed Artera
               Distributor    Or Dollar      of     (President or  Agreed Spyder
Name of         Contract       Amount      Months     Treasurer     (President
Account           Date      Per End User  Payable*    signature)     signature)
-------           ----      ------------  --------    ---------     ------------

Unete Tele-      8/14/03**      10%         n/a
Comunicacione,
Ltda

Cable &
 Wireless plc of
Jamaica

Incredibill, Ltd.
dba Adrenaline

Global Speed
Master




* If the commission percentages or dollar amounts for a given account vary based on a number of months or otherwise, list each period and the corresponding percentage or amount on a separate line above.

** Revenues are expected to begin to be generated under this distributor contract after the date of this Agreement.